Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Michael D. Cahill	Trois Hart
COO and CFO	VP, Marketing
260-427-7013	260-427-7053
mike.cahill@towerbank.net	trois.hart@towerbank.net

TOWER FINANCIAL CORP. REPORTS FISCAL YEAR 2006 EARNINGS OF $3.7 MILLION, UP 7.2%

FORT WAYNE, Ind., January 16, 2007 -- Tower Financial Corporation (NASDAQ: TOFC) today announced fiscal year 2006 net income of $3.7 million, an increase of 7.2 percent from the $3.4 million reported for the fiscal year 2005. Diluted earnings per share were $0.89, up 6.0 percent from the $0.84 per diluted share reported for the prior fiscal year. Strong balance sheet and non-interest income growth were partially offset by margin compression and expenditures related to expansion and restructuring activities.

For the fourth quarter of 2006, earnings were $810,000, or $0.20 per diluted share, compared with $938,000 or $0.23 per diluted share for the fourth quarter of 2005. Earnings for the 2006 fourth quarter were further impacted by the disproportionately higher share of 2006 operating expenses taken in the fourth quarter to support expansion and restructuring activities.

Fiscal year 2006 highlights include:

•
Robust loan growth, up $100.1 million or 22.2 percent over the last twelve months; growth was largely derived from the commercial sector, namely, commercial & industrial (C&I) loans plus commercial real estate (CRE) loans which together contributed approximately $60 million of the increase.

•
Net interest income increased 15.3 percent to $20.2 million for the year, primarily from exceptional growth in average earnings assets, up 19.1 percent, which more than offset net interest margin compression.

•
Non-interest income increased 23.0 percent year-over-year, primarily from trust fees and brokerage fees, up 32.5 percent. This was Tower Trust Company’s first year as a separate subsidiary of Tower Financial Corp.; net income for its first year of operations was $521,000, more than double 2005 pro forma earnings.

•	Non-interest expense increased by $4.0 million, or 28.4 percent above 2005 levels from a combination of activities:

o	Increased operating expense related to expansion activities during 2006, namely, infrastructure and personnel costs, totaled approximately $606,000 pre-tax ($445,000 after-tax, or $0.10 per share):

▪
Increased operating expense related to in-market expansion activities (a total of $288,000 pretax) including the completion of a sixth banking office in Fort Wayne, the opening of a Warsaw loan production office (LPO), the conversion of the Angola LPO into a branch, and the seven full-time equivalent (FTE) bankers hired to staff the three facilities;

o
Formation of a de novo community bank (Tower Bank of Central Indiana) serving greater Indianapolis and Central Indiana and the hiring of its four-person staff incurred 2006 expenses of $318,000; the bank should be operational by Spring 2007 pending receipt of regulatory approval.

o
The formation of two investment subsidiaries on July 1, 2006 that will provide Tower Financial with additional flexibility to raise capital for future needs. The one-time start-up cost for the two entities was $140,000, while the ongoing benefit will be a reduction of approximately five percent in Tower's effective tax rate; for 2006, the Company saved approximately $386,000 in taxes, for a 2006 net positive impact of $262,000, or $0.06 per diluted share.

o	Salary and benefits expense for 2006 increased by $2.5 million or 29.8 percent. Of this total:

▪
$396,000 of expenses had no counterpart in 2005, including the $111,000 cost of expensing stock options and a one-time cost of $285,000 relating to a severance package for a senior executive. The after-tax impact was $277,000 or $0.07 per share.

▪
In addition to the employees mentioned above to staff the new facilities, 25 FTEs more were added to enhance back-office support and expand lending activities, bringing the total to 186 FTEs, an increase of 36 people or 24 percent above year-end 2005.

•
The initiation of a quarterly cash dividend of $0.04 per share in the first quarter of 2006; Tower returned a total of $643,000 to shareholders in 2006, representing a payout of 17.4 percent of 2006 net income.

Donald F. Schenkel, Chairman, President and CEO, commented, "This has been an exciting year for Tower. Robust loan growth continues to drive growth in net interest income, offsetting the impact of margin compression, and trust activities made an outstanding contribution to income in their first year as a separate corporation. We increased our share of our traditional Fort Wayne Metropolitan Statistical Area (MSA) to nearly 11 percent based on deposit growth.

“We also made substantial progress positioning Tower to successfully deliver its growing product base to an expanded Indiana footprint. Our new bank, Tower Bank of Central Indiana, will allow us to serve the Greater Indianapolis business and professional community with the same high standards of service and lending expertise for which Tower is known. The investment in infrastructure and top-quality people has been expensive, accounting for approximately $0.05 per share in 2006 just for Indianapolis’ fourth quarter expansion activities. However, we are confident that these investments will contribute to Tower’s growth and profitability during 2007.”

Total revenue, consisting of net interest income and non-interest income, was $25.4 million for the fiscal year 2006, an increase of 16.8 percent over the $21.7 million reported for the prior fiscal year. Net interest income grew 15.3 percent to $20.2 million, reflecting a 19.1 percent increase in average earning assets, partially offset by a 12 basis point decline, year-over-year, in the net interest margin, from 3.70 percent for 2005 to 3.58 percent for the current year. Mr. Schenkel commented, “The quarterly decline in our net interest margin has moderated during the course of 2006 as we neutralized our balance sheet. We ended 2006 with a fourth quarter margin of 3.51 percent, just three basis points lower than the third quarter of 2006. While there might be some degree of additional compression, we believe our margin should be fairly stable in 2007.”

Non-interest income was $5.1 million, an increase of 23.1 percent above the $4.2 million reported in fiscal year 2005. Trust and brokerage fees contributed $2.8 million or 54.7 percent of fee income, up 32.5 percent over the prior fiscal year. Other fees, mainly BOLI and miscellaneous fee income, increased 39.0 percent to $1.5 million. Non-interest income accounted for 20.3 percent of total revenue for 2006, providing diversity of income sources and less reliance on deposits for revenue growth.

As an independent newly-incorporated wealth management subsidiary of Tower Financial, Tower Trust Company, doing business as Tower Private Advisors, continues to enhance its reputation for outstanding service and expertise. Not only did trust income and brokerage fees make important contributions to revenue, they also contributed substantially to the bottom line; net income for 2006 was $521,000, more than double 2005 pro forma earnings of $221,000. The group currently manages $567.2 million in combined trust and brokerage assets compared with $480.0 million in combined assets a year ago, an increase of 18.2 percent. Mr. Schenkel noted, “Tower offers a customized service provided by advisors with many years of experience in our local communities. Our established reputation has enabled us to expand successfully in existing markets, and we are optimistic that we will achieve similar success in our newer markets.”

Non-interest expense for the fiscal year 2006 was $18.1 million, a 28.5 percent increase over the $14.1 million reported for the fiscal year 2005. Salary and benefits expense, up 30.0 percent, accounted for approximately 63.0 percent of the total increase; this is related to the addition of 36 employees (full-time equivalent) year-over-year, up 24.0 percent, hired to support operations as well as to staff the new offices. Salary expense was also impacted by $111,000 for the reporting of options as an expense for the first time per the provisions of FASB 123(R), as well as $285,000 in severance costs associated with the departure of a former executive.

Growth in operating expense also reflected Tower's significant expansion initiatives over the past year. During 2006, Tower spent a total of $288,000 to expand its existing franchise, adding a sixth full-service financial center in Fort Wayne, opening loan production offices in Indianapolis and Warsaw, and converting its Angola LPO into a full-service financial center.

“Tower Bank of Central Indiana represents a new market for Tower,” commented Mr. Schenkel. “We are organizing a de novo community bank so we can better serve the Greater Indianapolis marketplace with a strong management team in place -- a local team making decisions based on local market conditions. Our application has been accepted by the regulators, and is pending final approval."

As a result of these initiatives, the efficiency ratio for the fiscal year 2006 was 71.23 percent compared with 64.75 percent for the fiscal year 2005.

Non-performing assets increased over the course of the year, and remained relatively high at year-end -- $4.3 million, or 0.65 percent of total assets. Net charge-offs, however, improved substantially compared to last year despite Tower’s shift to a more aggressive charge-off policy implemented in 2005. During the third quarter, one large non-performing relationship was paid off. However, a second relationship totaling $2.1 million deteriorated sharply at quarter-end, returning problem loans back to third quarter levels. Mr. Schenkel added, “Our loans are well-collateralized, and we believe we will resolve this relationship by mid-year without taking a loss.” At December 31, 2006, non-performing assets plus delinquencies were $4.8 million, or 0.72 percent of total assets, compared with $2.8 million or 0.50 percent twelve months ago. Net charge-offs were $970,000 for the fiscal year 2006, or 0.19 percent of average loans, compared with $2.4 million, or 0.55 percent of loans for fiscal year 2005. Tower's allowance for loan losses was 1.25 percent of total loans at December 31, 2006, unchanged from 2005 year-end.

Asset growth remains strong, reaching $671.2 million at December 31, 2006, a $113.3 million or 20.3 percent increase over the $557.8 million reported twelve months ago. Loans outstanding grew $100.1 million, or 22.2 percent, reaching $550.5 million at period-end. Commercial loan growth (C&I plus CRE), Tower’s primary lending focus, continues at a solid pace. Since year-end 2005, commercial loans increased $59.9 million, or 16.9 percent, to $414.3 million, and now account for 75.3 percent of Tower's loan portfolio. Throughout the year, Tower has been retaining fixed-rate mortgages in its portfolio to neutralize the interest-rate sensitivity of its balance sheet; year-to-date, residential mortgages increased $33.3 million, up 66.2 percent to $83.6 million. Residential mortgages now account for 15.2 percent of Tower's loan portfolio, compared with $50.3 million or 11.2 percent at year-end 2005.

Deposits reached $586.8 million at December 31, 2006, up 27.3 percent compared with the year-ago period. Tower’s deposit share of the Fort Wayne MSA continues to grow. As of June 30, 2006, Tower’s share was 10.81 percent, up 129 basis points from a year ago. Mr. Schenkel noted that Tower has been particularly creative developing products to attract lower-cost deposits to the bank. Money market accounts, in particular, increased by $47.0 million, or 61.4 percent, largely as a result of a sweep product introduced earlier this year that enabled Tower to retain these accounts on its balance sheet rather than transfer them to a different financial institution for overnight investment. Total time deposits, including retail, local jumbo and out-of-market CDs, now account for 57.2 percent of total deposits, compared to 58.8 percent a year ago. Since year-end, non-interest bearing demand deposits increased $11.0 million to $77.8 million, up 16.5 percent.

Shareholders' equity was $51.0 million at December 31, 2006, an increase of 7.8 percent from the $47.3 million reported twelve months ago; period-end common shares outstanding were 4,043,882. The Company initiated a quarterly cash dividend of $0.04 per share in the first quarter of 2006.

Tower continues to meet the requirements for "well-capitalized" banks; total risk-based capital ratio improved to 13.05 percent, largely as a result of $9.0 million of Trust Preferred Securities (at a rate of 6.56%, fixed for five years) added in the fourth quarter of 2006. The new issue is replacing $3.5 million of Trust Preferred with a rate of 9.0%; the write-off of costs associated with the early extinguishment of the $3.5 million note were $50,000. The majority of the new trust preferred issue will eventually be used to fund the de novo Tower Bank of Central Indiana.

Mr. Schenkel concluded, "Tower has been moving ahead vigorously on several fronts, and we are pleased with our accomplishments this past year. Our Tower model of community banking is based on building a strong corporate culture, a solid infrastructure, and an increasingly diverse revenue stream. All of these factors contribute to our growing reputation and support our expansion into new markets with attractive demographics. We believe Tower’s growth and profitability opportunities remain very bright despite the challenges of today’s banking environment.”

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company for two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne and a seventh in Angola, and business development offices in Indianapolis and Warsaw, Indiana. The Company has also applied for a charter to open a de novo bank to serve the Greater Indianapolis market. Tower Financial Corporation's common stock is listed on the Nasdaq Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS
This news release contains some predictive statements about future events, including statements related to conditions in the financial services industry, the economy, and about Tower Financial Corporation and its banking and trust company subsidiaries. These statements are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.
Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: changes in general economic conditions affecting the demand for or the cost of credit; changes in interest rates and in interest rate relationships; the degree of competition by both traditional and non-traditional competitors; changes in banking regulation; changes in the tax laws; the impact of technological advances; changes in the national or local economies, including those that affect borrowers' ability to repay loans; and other factors, including various "risk factors" as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission. These reports are available publicly on the SEC website, www.sec.gov, and on Tower Financial Corporation's website, www.TOFC.net.

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements are made. Due to these risks and uncertainties, as well as other matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this presentation. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At December 31, 2006 and 2005
	(unaudited)
	December 31	December 31
	2006	2005
ASSETS
Cash and due from banks	$14,393,790	$14,326,710
Short-term investments and interest-earning deposits	8,863,112	16,393,439
Federal funds sold	5,608,064	7,188,188
Total cash and cash equivalents	28,864,966	37,908,337

Securities available for sale, at fair value	69,491,806	50,642,276
FHLBI and FRB stock	3,078,400	3,421,300

Loans	550,450,313	450,390,935
Allowance for loan losses	(6,870,442)	(5,645,301)
Net loans	543,579,871	444,745,634

Premises and equipment, net	5,870,699	4,638,436
Accrued interest receivable	3,620,368	2,802,189
Bank Owned Life Insurance	10,851,519	10,462,402
Other assets	5,797,183	3,200,086

Total assets	$671,154,812	$557,820,660

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$77,772,481	$66,742,748
Interest-bearing	508,997,823	394,208,113
Total deposits	586,770,304	460,950,861

Short-term borrowings	-	-
Federal Home Loan Bank advances	11,200,000	34,700,000
Junior subordinated debt	17,527,000	11,856,000
Accrued interest payable	1,716,994	954,075
Other liabilities	2,982,675	2,091,670
Total liabilities	620,196,973	510,552,606

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; issued and outstanding - 4,043,882 shares at December 31, 2006 and , 4,007,936 shares at December 31, 2005	38,536,406	38,006,929
Retained earnings	12,523,750	9,478,812
Accumulated other comprehensive income (loss) , net of tax of $(53,785) at December 31, 2006, $(122,449) at December 31, 2005	(102,317)	(217,687)
Total stockholders' equity	50,957,839	47,268,054

Total liabilities and stockholders' equity	$671,154,812	$557,820,660

Tower Financial Corporation
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2006 and 2005
(unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
Interest income:
Loans, including fees	$10,386,071	$7,675,629	$37,648,724	$26,893,186
Securities - taxable	575,974	333,983	2,156,655	1,038,112
Securities - tax exempt	182,661	132,216	681,615	533,455
Other interest income	144,188	236,580	569,560	591,032
Total interest income	11,288,894	8,378,408	41,056,554	29,055,785
Interest expense:
Deposits	5,517,162	3,304,895	18,642,725	10,298,929
Short-term borrowings		-		288
FHLB advances	241,006	183,233	1,334,608	833,226
Trust preferred securities	181,728	116,750	809,419	360,290
Total interest expense	5,939,896	3,604,878	20,786,752	11,492,733

Net interest income	5,348,998	4,773,530	20,269,802	17,563,052
Provision for loan losses	500,000	675,000	2,195,000	2,392,000

Net interest income after provision for loan losses	4,848,998	4,098,530	18,074,802	15,171,052

Noninterest income:
Trust and brokerage fees	693,997	538,502	2,806,267	2,118,275
Service charges	228,918	209,921	723,725	759,553
Loan broker fees	61,339	89,008	122,322	264,526
Gain/(Loss) on sale of securities		(33,694)		(33,694)
Other fees	396,567	324,802	1,473,856	1,074,863
Total noninterest income	1,380,821	1,128,539	5,126,170	4,183,523

Noninterest expense:
Salaries and benefits	3,186,788	2,274,505	10,939,447	8,417,091
Occupancy and equipment	592,583	481,199	2,139,751	1,825,788
Marketing	155,217	184,714	598,324	609,797
Data processing	203,248	112,371	704,081	448,266
Loan and professional costs	265,116	170,287	1,012,805	835,516
Office supplies and postage	129,272	94,033	463,011	310,714
Courier service	93,775	84,330	365,107	330,334
Business Development	170,275	138,458	560,677	443,932
Other expense	432,720	257,159	1,306,220	859,720
Total noninterest expense	5,228,994	3,797,056	18,089,423	14,081,158

Income before income taxes	1,000,825	1,430,013	5,111,549	5,273,417
Income taxes expense	190,937	492,440	1,423,637	1,834,760

Net income	$809,888	$937,573	$3,687,912	$3,438,657

Basic earnings per common share	$0.20	$0.23	$0.92	$0.86
Diluted earnings per common share	$0.20	$0.23	$0.89	$0.84
Average common shares outstanding	4,030,081	4,007,936	4,020,004	4,006,170
Average common shares and dilutive potential common shares outstanding	4,129,774	4,037,920	4,136,138	4,083,004

Tower Financial Corporation
Consolidated Financial Highlights
Fourth Quarter 2006
(unaudited)
			Quarterly					Year-To-Date
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
($ in thousands except for share data)	2006	2006	2006	2006	2005	2005	2005	2006	2005

EARNINGS
Net interest income	$5,347	5,182	4,944	4,773	4,774	4,453	4,304	20,246	17,564
Provision for loan loss	$500	645	475	575	675	600	536	2,195	2,392
NonInterest income	$1,380	1,259	1,118	1,391	1,129	1,147	1,001	5,148	4,184
NonInterest expense	$5,227	4,417	4,343	4,100	3,797	3,578	3,460	18,087	14,081
Net income	$810	973	912	993	938	933	842	3,688	3,440
Basic earnings per share	$0.20	0.24	0.23	0.25	0.23	0.23	0.21	0.92	0.86
Diluted earnings per share	$0.20	0.24	0.22	0.24	0.23	0.23	0.21	0.89	0.84
Average shares outstanding	4,030,081	4,022,071	4,017,254	4,008,000	4,007,936	4,007,697	4,005,824	4,020,004	4,006,170
Average diluted shares outstanding	4,129,774	4,123,773	4,128,151	4,105,496	4,037,920	4,093,426	4,073,011	4,136,138	4,083,004

PERFORMANCE RATIOS
Return on average assets *	0.49%	0.62%	0.61%	0.72%	0.70%	0.71%	0.69%	0.61%	0.68%
Return on average common equity *	6.41%	7.92%	7.58%	8.42%	7.92%	8.02%	7.48%	7.57%	7.52%
Net interest margin (fully-tax equivalent) *	3.51%	3.54%	3.58%	3.74%	3.79%	3.64%	3.75%	3.58%	3.70%
Efficiency ratio	77.70%	68.58%	71.64%	66.52%	64.32%	63.89%	65.22%	71.23%	64.75%
Full-time equivalent employees	186.25	180.50	167.50	155.50	150.50	147.00	138.50	186.25	150.50

CAPITAL
Equity to assets	7.59%	7.75%	7.92%	8.37%	8.47%	8.58%	9.01%	7.59%	8.47%
Regulatory leverage ratio	10.46%	9.92%	10.24%	10.76%	11.08%	9.67%	10.12%	10.46%	11.08%
Tier 1 capital ratio	11.93%	11.23%	11.52%	11.88%	12.16%	10.44%	10.69%	11.93%	12.16%
Total risk-based capital ratio	13.05%	12.35%	12.62%	13.00%	13.24%	11.62%	11.90%	13.05%	13.24%
Book value per share	$12.60	12.39	12.02	11.96	11.79	11.61	11.41	12.60	11.79
Cash dividend per share	$0.04	0.04	0.04	0.04	n/a	n/a	n/a	0.16	n/a

ASSET QUALITY
Net charge-offs	$210	238	364	158	860	697	334	970	2,355
Net charge-offs to average loans *	0.15%	0.18%	0.30%	0.14%	0.77%	0.63%	0.32%	0.19%	0.55%
Allowance for loan losses	$6,870	6,581	6,174	6,062	5,645	5,830	5,927	6,870	5,645
Allowance for loan losses to total loans	1.25%	1.23%	1.22%	1.28%	1.25%	1.31%	1.38%	1.25%	1.25%
Nonperforming loans	$3,977	4,034	3,118	1,833	1,688	1,961	2,175	3,977	1,688
Other real estate owned (OREO)	$370	465	430	509	244	-	400	370	244
Nonperforming assets (NPA)	$4,347	4,499	3,548	2,342	1,932	1,961	2,575	4,347	1,932
90+ Day delinquencies	$487	23	1,304	1,380	864	1,136	765	487	864
NPAs plus 90 Days delinquent	$4,834	4,522	4,852	3,722	2,796	3,097	3,340	4,834	2,796
NPAs to Total assets	0.65%	0.70%	0.58%	0.41%	0.35%	0.36%	0.51%	0.65%	0.35%
NPAs+90 to Total assets	0.72%	0.70%	0.80%	0.65%	0.50%	0.57%	0.66%	0.72%	0.50%
NPAs to Loans + OREO	0.79%	0.84%	0.70%	0.49%	0.43%	0.44%	0.60%	0.79%	0.43%

END OF PERIOD BALANCES
Total assets	$671,155	643,725	609,781	572,632	557,821	542,632	507,519	671,155	557,821
Total earning assets	$637,491	607,114	574,053	539,187	528,036	513,036	479,241	637,491	528,036
Total loans	$550,450	533,057	506,077	473,998	450,391	443,365	429,331	550,450	450,391
Total deposits	$586,780	554,335	510,235	472,178	460,951	467,538	429,678	586,780	460,951
Stockholders' equity	$50,958	49,895	48,319	47,951	47,268	46,537	45,712	50,958	47,268

AVERAGE BALANCES
Total assets	$650,721	621,597	596,293	556,479	534,172	518,540	487,429	606,272	504,470
Total earning assets	$612,944	591,632	563,858	526,423	507,361	492,937	468,357	573,714	481,695
Total loans	$540,227	520,260	491,533	458,642	441,719	437,426	418,564	502,665	425,626
Total deposits	$567,469	528,961	501,012	459,803	455,988	440,969	410,019	514,311	424,832
Stockholders' equity	$50,117	48,731	48,232	47,846	46,997	46,182	45,131	48,731	45,726

*	annualized for quarterly data